Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2025 relating to the financial statements of Hennessy Capital Investment Corp. VI as of December 31, 2024 and 2023 and for the years then ended (which includes an explanatory paragraph relating to Hennessy Capital Investment Corp. VI’s ability to continue as a going concern), appearing in the Prospectus, which is part of the Registration Statement on Form F-1, as amended (File No. 333-288328).

/s/ WithumSmith+Brown, PC

New York, New York

October 1, 2025